EXHIBIT 99.8
                        TIMELY DEVICES INC.
                     DISTRIBUTORSHIP AGREEMENT

     This agreement dated the 4th Day of June , 1999.

     Between:

     Timely Devices Inc., a company incorporated under the laws of the Province of Aberta, Canada. (herein the "Supplier")

     and

     Technilab Pharma, a company carrying on business in the Country of Canada (herein the "Distributor")

WHEREAS:

A. The Supplier is the owner of certain technology permitting it to create the ALR prescription reminder system and associated products (the "System");

B. The Distributor wishes to acquire from the supplier the right to sell the System;

C. The Supplier is willing to grant the Distributor the exclusive right to sell the System, within the territory and upon the terms and conditions set out herein.

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL PRESENTS AND COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:


1.   Grant of Distribution Right

     The Supplier grants to the Distributor the exclusive right to sell the System within the geographical boundaries attached hereto as Schedule "A" (the "Territory").

2.   Products supplied by the Supplier

     The Supplier agrees to supply to the Distributor with all of the System, manufactured, sold, or distributed by the Supplier.

3.   System Prices

     A.   The price of the System shall be FOB Edmonton, Alberta,
          Canada. The Supplier shall be responsible for all additional charges including postage, insurance, freight, import taxes and duties incurred in the course of delivering the Products to any location other than Edmonton, Alberta, Canada.

     B. The System shall be supplied by the Supplier to the Distributor at the Supplier's CDN Distributor price
          "Schedule B".

     C. The Supplier's CDN Distribution price, is subject to change with 30 days notice.

4.   Delivery

     A. Delivery shall be prepaid by the Supplier to the Distributor with a minimum order of CDN$2500.00. The method of shipping and the carrier shall be at the sole discretion of the Supplier.

     B. Orders less than the CDN$2500.00 will be shipped as specified by the Distributor. Freight charges will be billed directly to the Distributor or the shipment will be shipped "freight collector".

     C. Orders placed by the Distributor can be dropped shipped to another location at the request of the Distributor. All costs incurred for these shipments will be billed to the Distributor's account.

5.   Delivery Schedule

     A. Upon receipt of an order from the Distributor, the Supplier shall immediately advise of the delivery schedule for the System and unless the Distributor advises the Supplier within two business days thereof to the contrary, it shall be deemed to have agreed to the delivery schedule as provided by the Supplier.

     B. Back orders shall be billed at the price in effect when the order was placed.

     C. Shipping of back orders shall be billed according to the terms of the originating order.

6.   Term

The term (hereinafter the "Term") of this Agreement shall be twelve
(12) months commencing upon the signing of this agreement and one (3) successive renewal for the term of twelve (12) months unless either party terminates the Agreement upon 60 days prior notice.

7.   Minimum Order

An initial order of not less than CDN$650.000.00 of the System shah be placed by the Distributor upon execution of this agreement, failing which this agreement shall be null and void.

8.   Minimum Annual Order

The Distributor shall place a minimum annual purchase (aggregate) of not less than CDN$750,000.00 of the System no later than 181 days after the date of this Agreement, failing which the Supplier may, at its sole option, terminate this Agreement and award the Territory to any other party without prejudice to its rights hereunder. All sales in the Territory shall constitute credit toward the minimum annual order.

9.    Payment Terms

     Payment terms for the minimum initial order of not less than CDN$650,000.00 of the System shall be CDN$25,000 upon signature, $75,000 at 1 September 1999 the balance shall be 25% down upon purchase order and 75% upon delivery. Subsequent orders shall be paid 25% down upon the purchase order and the balance paid upon terms mutually agreed upon.

10.  Assignment

     The Distributor shall not have the right to assign, transfer, sublicense, sublet or encumber all or part of its interest in this agreement, or the rights granted to it, without the prior written consent of the Supplier (which consent shall not be arbitrarily or unreasonably withheld), provided that the assignee covenants to observe and perform all provisions of this agreement, mutatis mutandis, and further provided that such assignment, transfer, sublicense, sublet or encumbrance shall in no way discharge the Distributor from any of its obligations hereunder including without limitation the obligation to the minimum purchase requirement during the term of this agreement.

11.  Marketing

For the purpose of facilitating the sale of the System:

     A. the Supplier shall promptly make available to the Distributor, at the Supplier's cost price, all promotional materials, including without limitation posters, brochures, product highlight sheets, and catalogues relating to the System;

     B. the Supplier shall authorize and grant the Distributor the right and license to use the trade name or trade marks associated with the System as set forth in "Schedule C" hereto, the sole purpose of promoting the System; and

     C. the Distributor shall display, utilize and promote in all of its advertising or marketing initiatives the Supplier's trade name and trade marks.

     D. the Supplier shall commit to an annual marketing budget of up to 25% of the total purchases during each term of the agreement, it shall be paid in accordance with cooperative funding and shall require mutual consent by both parties. Use of these funds shall remain the sole discretion of the Supplier.

12.  Supplier's Product Warranty and Servicing

     A. The Supplier shall warrant all System for parts and labour for a period of forty-five (45) days from the date of purchase by the end user of the products from the Distributor. The Programming Station shall have a lifetime warranty under normal use. All servicing pursuant to this provision shall be conducted at the Supplier's facility in Edmonton, Alberta, Canada. The Distributor shall be responsible for all shipping charges incurred in sending the Products to the Supplier's facilities in Edmonton, Alberta, Canada.

     B. Except for the express warranties stated herein, the Supplier disclaims all warranties for or related to the System or their use, including without limitation all implied warranties or merchantability or fitness. The Supplier's liability shall in no circumstances exceed the amounts paid by the Distributor for the unit of the System. No claim for damages, including but not limited to special, indirect or consequential loss arising out of or in connection with the use or performance of the System shall be chargeable to the Supplier, whether for loss of profit, injury, or otherwise.

13.  Right to Use Technology

The Supplier warrants to the Distributor that it is either the owner of, or lawfully entitled to use, apply, alter, and modify the technology utilized by or incorporated into the System, and that it has the sole right to grant the within distribution rights free of any restrictions, except as set out herein. The Supplier shall indemnify the Distributor from any intellectual property claims in the Territory.

14.  Distributor to Cooperate

The Distributor covenants with the Supplier that it will not during the term of this Agreement or any extensions thereof raise or cause to be raised any questions concerning or any objection to the validity of any claim of the Supplier to manufacture, sell or use the technology, trademark, trade name, copyright, patent, literary, artistic, dramatic, personal, private, civil, or property right or the right to privacy, or any other right of any person, firm or corporation, utilized by or incorporated into the Products on any grounds whatsoever, and further agrees not to aid others in so doing.

15.  Invention and Innovation

Any invention or innovation relating to the System, or the use of the System, protectable by patent, copyright or other legal proprietary protection made or conceived during the term of this agreement whether by the Supplier or the Distributor, or their respective agents, servants and employees shall be the sole property of the Supplier.

16.  Confidentiality

The Distributor and the Supplier mutually acknowledge the proprietary interest of each party to the information and materials which each party is bound to disclose or otherwise make available to the other party by virtue of this agreement. The Distributor and Supplier mutually covenants to keep confidential and secret all information and materials disclosed or otherwise made available pursuant to this Agreement, except with the prior written consent of the Supplier. The Distributor shall take all steps necessary and reasonable to maintain the confidentially contemplated herein and shall ensure the Supplier's interests herein are protected by the safeguarding of the System and the information referred to herein.

18.   Disruption in Supply

In the event that the Supplier is unable to supply the System due to disruptions in shipping, acts of civil or military authorities, strikes, lockouts, embargoes, acts of God, or any other factors beyond the Supplier's control, then the minimum annual purchase amount required of the Distributor shall abate proportionately for such period of time during which supply is interrupted, and the Supplier shall not be liable to the Distributor for any loss or damages as a result of such interruption in supply.

19.  Termination

This Agreement shall terminate at the discretion of the non-defaulting party in the event of:

     A.   the bankruptcy of either party hereto; or

     B.   the winding up or liquidation of either party hereto; or

     C. loss, by the Supplier, of the right to manufacture, sell or use the patent or technology utilized by or incorporated into the Products; or

     D. the Distributor fails to make either the minimum initial order or minimum annual order; or

     E. the Distributor fails to make or abide by the payment terms herein; or

     F. the Distributor sells or distributes the System outside the Territory or resale outside the Territory.

The Distributor shall have the right to sell any remaining inventory of the System or similarly, in the event that the Distributor loses its right to sell the System because of a breach by the Supplier or an infringement action against the Supplier, the Supplier shall purchase back all units in the Distributor's inventory and all the associated costs of shipping and handling.

20.  Waiver of Rights

The failure of either party to require performance by the other party of any provision herein shall not in any way affect the full right to require such performance at any time thereafter. Nor shall a waiver by either party of a breach of any provision hereof constitute a waiver of the provision itself.

21.  Notice

Any notice required to be served by the Supplier shall be deemed to be served if delivered by prepaid courier, registered mail, facsimile, and shall be deemed to have been received upon the actual date of delivery if by courier, 72 hours following the posting if by registered mail, or the time of confirmation of receipt if by facsimile, to:

     Timely Devices Inc.
     PO Box 45011
     Edmonton, Alberta, Canada
     T6G 2Z6
     Facsimile: (403) 448-0511

or
     Mssers Bryan & Company
     Attn. Kim Silverberg
     2600 Manulife Place
     10180 - 101 Street
     Edmonton, Alberta, Canada
     T5J 3Y2
     Facsimile. (403) 428-6324

     Technilab Pharma
     17800, rue Lapointe
     MIRABEL QUEBEC J7J 1P3
     Mr. Jacques Boisvert
     Facsimile: (514) 979-6350

23.  Time is of the Essence

Time is of the essence in these presents.

24.  Law to Govern

This agreement shall be governed by the Laws of the Province of Alberta, Canada.


25.  Severability

Should any part of this agreement be declared void, voidablity or otherwise unenforceable by any competent Court having jurisdiction over the matter, the remaining provisions shall continue to remain in full force and effect.

26. Inurement

This agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

27. Amendments and Alterations

This agreement may not be altered or amended except in writing executed by both parties.

28. Entirety of Agreement

This agreement is the entire agreement between the parties, and there are no representations, conditions understandings or agreements other than those expressly set forth herein.

IN WITNESS WHEREOF the parties have duly executed this agreement as of the day and year first written above by affixing their respective corporate seals under the hands of their proper signing officers duly authorized in that behalf.

Timely Devices Inc.                     Technilab Pharma

Per: /s/ illegible                      Per: /s/ illegible

                             SCHEDULE A

THE TERRITORY

1.   The Territory as agreed to herein is the Country of;

     Canada

2. In the event that there is a customer with outlets in more than one Territory, it shall be deemed that the responsible
     Distributor is that in whose Territory resides the head office of the Customer.

                            SCHEDULE  B


THE PRICE LIST:

PART NUMBER    DESCRIPTION    DISTRIBUTOR PRICE   RETAIL PRICE
10101          Programming    $125.00             $195.00
                Station

10102          ALARM             8.75               10.00

10103          Set Up Kit       30.00               40.00

10104          ALR(tm)          12.00               20.00
               Custom label

10105          Patient Cards     7.50               10.00
               (250)

10106          Tent Cards       10.00               15.00
               (10)

10107          Desk Mat          2.50                3.75

10108          AC Adaptor        6.50               11.00
               (12OV)

Prices are subject to change without notice. Prices are in CDN
Dollars, FOB Edmonton, Aberta, Canada,

Printed material in English & French only.

                             SCHEDULE C

TRADE NAME AND TRADE MARKS

A Little Reminder in Canada, ALR(tm) in United States.


Timely Devices Inc. trade name in Canada.

TDI                                          A Little Reminder
Timely Devices Inc.                          ALR


                           PURCHASE ORDER

June 4, 1999

Invoice:  Technilab      PO: Jacques Bolsvert     Order: House
Shipped on:              Via: Courier             Back order: NO

Item                     Quantity       Unit Price     Total

Programming Station         750         $125.00        $ 93,750.00
ALR(tm)                  75,000         $  8.75        $656,250.00
Labels/Store Package        750         $ 30.00        $ 22,500.00
Shipping/Handling                                      $     10.00
Extra Clips              75,000         $  0.05        $  3,750.00
Subtotal                                               $776,260.00
GST                                                    $ 54,338.20;
TOTAL                                                  $830,598.20


Terms:    As per Section 9, Payment Terms, Distribution Agreement.
          GST #898316278RT

Accepted on behalf of Technilab Pharma

______________________________________







             18162 - 102 Avenue, Edmonton, AB T5S IS7
              Phone (780) 448-0510 Fax (780) 448-0511